Exhibit 10.1
Execution Copy
Employment Agreement for
Steven M. Shindler

Parties:
Steven M. Shindler (“Chairman”) and NII Holdings, Inc. (the “Company”).

Employment Term:	A period of one year commencing on July 1, 2009, renewable by the mutual agreement of Chairman and the Company’s board of directors (the “Board”) for successive one year periods thereafter, with the parties agreeing to provide at least 90 days’ notice of any proposed nonrenewal.

Position and Responsibilities:	During the employment term, Chairman shall serve as executive chairman of the Board and continue to be an employee of the Company. In addition to performing his duties as Chairman of the Board, Chairman will make himself reasonably accessible to the CEO, Company investors, Company management, Company customers and partners on an as-needed basis, or as reasonably requested by the Board. Chairman’s time commitment will be subject to mutual agreement between Chairman and the Board, provided that the time commitment will permit Chairman to engage in other noncompetitive business ventures.

Termination:	The employment term shall automatically terminate during the initial term or any renewal term upon Chairman’s voluntary resignation as a member of the Board.

Additionally, the Company may terminate the Employment Agreement “for cause,” which shall be defined as: (i) Chairman’s engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, and willful disloyalty or deliberate dishonesty or the commission by Chairman of an act of fraud or embezzlement against the Company; and (ii) Chairman’s conviction of a felony, or conviction of a misdemeanor in connection with the performance of Chairman’s obligations to the Company and that otherwise materially and adversely affects Chairman’s ability to perform such obligations.

Compensation and Benefits:	a) Salary: $250,000 per year.

b) Other Compensation and Benefits. Chairman shall be entitled to all benefits currently made available to the Company’s senior executive employees (with company payments comparable to those for the other senior executive employees), including continued participation in the Company’s group health insurance plan during the employment term. Chairman shall also be reimbursed for reasonable travel and other expenses (in a manner commensurate with past practices) incurred in performing his responsibilities, including travel from his home in Connecticut.

During the employment term, Chairman shall be entitled to receive non-cash compensation at a level at least equal to that granted to non-employee Board members for their service on the Board. Chairman will also be reimbursed his travel and other expenses related to his Board service, to the extent not otherwise reimbursed.

c) Vesting of Equity Grants. Chairman’s stock options (“Options”) and Restricted Stock Units (“RSUs”) shall vest in accordance with their vesting schedules, with continued service in either an employment or Board position sufficing to continue vesting.

If Chairman’s employment ends prior to the end of the employment term for reasons other than (i) his voluntary resignation (for reasons other than a Company breach) or (ii) termination by the Company “for cause” or if his Board service ends for any reason other than his resigning or choosing not to stand for re-election, all Options and RSUs that would have vested during the employment term and any then in progress Board term shall immediately vest and become exercisable. The Options shall permit or shall be amended to permit an exercise period of 90 days after the latest of (i) June 30, 2010, (ii) the date his service ends, or (iii) such longer period as is permitted for other senior executives or members of the Board (but not beyond the original 10 year term of the Options).

Except as provided herein, the term of all Options and RSUs shall remain in effect.

Severance, Change of Control:	Chairman will be covered under the NII Holdings, Inc. Severance Plan and the NII Holdings, Inc. Change of Control Severance Plan as though he were a full-time employee through the employment term, with cash compensation determined for purposes of these plans equal to $250,000. The Company agrees not to amend such plans in a manner adverse to the Chairman while he remains an employee or entitled to benefits thereunder, except that it may amend the plans in a manner adverse to him while he remains employed if the adverse change applies to all other executives of the Company and if those other executives will then receive individual or plan-based benefits that are no greater than Chairman’s as a percentage of base and bonus and will receive no greater acceleration of equity compensation. The Company further agrees that any payment to the Chairman under the Severance Plan will be in a lump sum within 60 days after termination of employment or, if earlier, immediately after any required release has become effective. The parties agree that his change in duties in connection with entering into this agreement is not a “separation from service” for purposes of Internal Revenue Code Section 409A but that his ceasing to be employed would be such a separation and would entitle him to severance if the separation is consistent with the terms of the applicable plan.

Restrictive Covenants:	Chairman remains subject to the confidentiality, non-solicitation and non-compete provisions to those by which Chairman is currently bound.

Disclosure:	The Company may disclose any of the terms hereof, or any agreement resulting herefrom, as and when required by United States Federal securities laws, provided, that Chairman shall have the right to review and approve in advance any public statements by the Company regarding Chairman’s change in responsibilities and the terms hereof or any resulting agreement.

Acknowledgment:	Chairman acknowledges that he is not due any further compensation (whether in the form of cash or equity grants) arising from his service to the Company, other than compensation outlined herein and salary, bonuses, benefits or other compensation accrued or otherwise relating to services prior to June 30, 2009 and not yet paid. Chairman’s bonus for 2009 will be based on his salary level as in effect on January 1, 2009, pro rated for six months, at a bonus target of 80 percent of salary (i.e., the targeted bonus is $288,000), and will be paid on the same criteria and at the same time in 2010 as other senior executive management bonuses are paid or, if earlier, March 1, 2010.

Choice of Law; Venue:	The Employment Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

Expenses:	The Company will pay the expenses of Chairman’s counsel incurred in connection with negotiation of this agreement.

NII HOLDINGS, INC.

By:	/s/ Carolyn Katz		/s/ Steven M. Shindler

	Carolyn Katz, Lead Director	Steven M. Shindler

Date:	6/8/2009	Date:	6/8/2009

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